SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☑ Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☑	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

Imperial Parking Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Imperial Parking Corporation issued the press release attached as Exhibit A today.

Exhibit A – Press release issued March 18, 2004.

Exhibit A

IMPERIAL PARKING ANNOUNCES SPECIAL MEETING OF SHAREHOLDERS

Vancouver, B.C. – March 18, 2004 – Imperial Parking Corporation (the “Company”) (AMEX: IPK) announced today that a special meeting of the shareholders of the Company will be held on Thursday, April 29, 2004, at 10:00 a.m. Eastern Daylight Time, at the Company’s corporate offices at Suite 420, 510 Walnut Street, Philadelphia, Pennsylvania.

The purpose of the special meeting is to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of January 22, 2004, among the Company, Imperial Parking Management, LLC and IPK Acquisition Corporation, and the transactions contemplated thereby, including the merger of IPK Acquisition Corporation with and into the Company, with the Company as the surviving corporation. If the merger is completed, each share of common stock will be converted into the right to receive $26.00 in cash, subject to downward adjustment in the event that the Company’s post-November 30, 2003 transaction costs exceed $1.55 million. Imperial Parking Management, LLC and IPK Acquisition Corporation are not affiliated with the Company or its management.

Holders of the Company’s shares at the close of business, 5:00 p.m. Eastern Standard Time, on Monday, March 22, 2004, are entitled to attend and vote at the meeting.

If the merger is approved by shareholders, it is currently anticipated that the merger will be consummated on April 30, 2004 and that payment of the merger consideration will occur shortly thereafter.

The Company also announced an amendment to the arrangement between Gotham Partners L.P. and Parking Management, LLC concerning transaction costs. As part of the original arrangement, Parking Management had agreed that to the extent that the Company’s post-November 30, 2003 transaction costs are less than $1.55 million, 75% of the savings will be used to pay Gotham Partners’ investment banker for services rendered to Gotham Partners in connection with its ownership stake in Impark.

On March 12, 2004, Gotham Partners amended this arrangement to provide that any savings otherwise payable to Gotham Partners’ investment banker, would be paid directly to the exchange agent for distribution to all shareholders on a pro rata basis. Such amounts would be in addition to the per share consideration otherwise payable to each shareholder in connection with the proposed merger.

The Company is presently unable to determine the amount of the Company’s post-November 30, 2003 transaction costs. The Company will establish a toll-free number that shareholders can call beginning April 19th to find out the amount of merger consideration that would have been paid had the merger occurred on the day immediately prior to the date on which the telephone number is called. This amount could be higher or lower than $26.00 per share.

In connection with the proposed merger, the Company will file proxy materials and other relevant documents concerning the transaction with the Securities and Exchange Commission. Shareholders are not being asked to take any action at this time. Shareholders are urged to read the proxy statement and any other relevant documents filed with the SEC when they become available because they will contain important information about the merger. The Company will provide shareholders copies of the proxy statement and other documents when they become available. In addition, documents filed by the Company with the SEC will be available free of charge at the SEC’s Web site at www.sec.gov.

Information Concerning Participants

The Company and its directors, executive officers, certain members of management and employees, may be deemed to be participants in the solicitation of proxies in connection with the proposed merger. Information regarding the identity of the persons who may, under SEC rules, be deemed participants in the solicitation of shareholders of the Company in connection with the proposed transaction, and their interests in the solicitation, will be set forth in the proxy statement that will be filed by the Company with the SEC. Shareholders of the Company can obtain this information by reading the proxy statement when it becomes available.

Imperial Parking Corporation, headquartered in Vancouver, B.C., Canada is the largest parking operator in Canada and one of the four largest in North America. Impark currently owns, leases or manages more than 1,680 parking locations containing over 325,000 parking spaces in Canada and the United States.

This press release contains projections and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect Impark’s current views with respect to future events and financial performance. No assurance can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected, as a result of certain factors. A discussion of these factors is included in Impark’s filings with the Securities and Exchange Commission.